News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ANNOUNCES APPOINTMENT OF DIRECTOR

Maggie Wilderotter Appointed to Board of Directors

CINCINNATI, Aug. 12, 2009 – The Procter & Gamble Company (NYSE: PG) today announced the appointment of Maggie Wilderotter (54), chairman and chief executive officer of Frontier Communications Corporation (NYSE: FTR), to its board of directors.  The appointment is effective immediately.

“Maggie’s outstanding business acumen and broad strategic and leadership experience will make her a valued board member,” commented A. G. Lafley, P&G chairman of the board.  “Her knowledge of media, communications and information technology will help us accelerate P&G’s growth.  Above all, like P&G, Maggie puts the customer first in everything she does.”

Frontier Communications is the second largest rural communications services company in the United States.  Prior to joining Frontier in 2004 as president and chief executive officer, Mrs. Wilderotter held senior executive positions at Microsoft, Wink Communications, Inc., AT&T Wireless, AT&T’s Aviation Communications Division, and McCaw Cellular Communications.

Mrs. Wilderotter also serves on the boards of Yahoo! Inc., Xerox Corporation, Tribune Company and a number of non-profit organizations.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465, fox.pd@pg.com